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                   INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
        This endorsement is part of the policy to which it is attached.

This policy is issued to provide an Individual Retirement Annuity as defined in
Section 408 of the Internal Revenue Code of 1986. The policy is amended on the date of issue as follows:

Section 1. OWNERSHIP--TRANSFERABILITY.

Notwithstanding any provision in the policy, the owner of this policy will be the annuitant, and the owner's interest in the policy is not transferable.

Section 2. PURCHASE PAYMENTS--LIMITATION.
Annual purchase payments (payments made in any taxable year of the participant) may not exceed the maximum annual contribution then permitted by Section 408(b) of the Internal Revenue Code or any successor provision, and any refund of purchase payments, except those made with respect to excess contributions, shall be applied before the close of the calendar year following the year to which the refund applies toward future purchase payments or the purchase of additional benefits. The foregoing limitation shall be inapplicable to any purchase payment to the extent that such payment constitutes a "Rollover Amount" (as defined in Section 408(d) (3), Section 402(a) (5), Section 402(a)
(7), Section 403(a) (4), or Section 403(b) (8) of the Internal Revenue Code) transferred to this policy.

Section 3. NONFORFEITABILITY.
The entire interest of the annuitant in this policy is nonforfeitable.

Section 4. BORROWING PROHIBITED.
This policy may not be assigned, or discounted, or contain an irrevocable beneficiary designation, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

Section 5. NORMAL ANNUITY BENEFIT.
In the absence of an election permitted by the terms of the following
Section 6, the annuity value of the policy will be applied not later than April 1 following the close of the calendar year in which the annuitant attains age 70 1/2 to provide a life annuity payable in equal payments during the lifetime of the annuitant with payments guaranteed for a period certain of 120 months.

Section 6. TIME OF DISTRIBUTION--ELECTIONS.
Prior to April 1 following the close of the calendar year in which the annuitant attains age 70 1/2, his or her entire value in this policy must either be (1) distributed to him or her in one sum or (2) applied to provide equal monthly payments. Such monthly payments shall be in the form of one of the following annuity options:

a. Life Annuity.

b. Life Annuity with Period Certain not extending beyond the joint and survivor life expectancy of the annuitant and the designated beneficiary.

c. Installment Refund Life Annuity.

d. Joint and Full to Survivor Annuity, payable to the annuitant and a designated individual.

e. Designated Period Annuity with payments not extending beyond the joint and survivor life expectancy of the annuitant and an individual designated as beneficiary.

Notwithstanding any provision in the policy to the contrary, the annuitant may elect to receive distribution only as provided herein.

Section 7. DISTRIBUTION UPON DEATH.
In the event of death of the annuitant before payment of his or her entire interest has commenced pursuant to Section 6 above, such interest must be
(a) distributed within 5 years after the death of the annuitant or (b) applied by an individual beneficiary to the purchase of an annuity option described in
Section 6 above. Provided, however, that the designated period or the period certain may not be longer than the beneficiary's life expectancy, and provided further that annuity income payments must commence no later than one year after the death of the annuitant. In the event that the beneficiary is the annuitant's spouse, the commencement of annuity income payments may be deferred to no later than the first day of the month in which the annuitant would have attained the age 70 1/2 and should said spouse die before commencement of annuity income payments, such death shall be deemed to be the death of the annuitant for purposes of this Section 7.
In the event that payments have commenced to the annuitant prior to his or her death, any remaining payments must be made at least as rapidly as determined at the beginning of such payments.
Any provision of the policy inconsistent with the foregoing provisions of this endorsement is amended accordingly. All other provisions of the policy remain in full force and effect.

/s/ Robert G. Mepham______
Robert G. Mepham
President